Exhibit 5.1

August 12, 2026

SINTX Technologies, Inc.

1885 West 2100 South

Salt Lake City, UT 84119

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SINTX Technologies, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer for resale of an aggregate of 1,268,135 shares (the “Shares”) of our common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of new common stock purchase warrants (the “New Warrants”) issued to the selling stockholder pursuant to a letter agreement, dated June 29, 2026.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

With respect to the Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the New Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company, or that the consideration paid upon exercise of the New Warrants is below the par value per share of the Common Stock.

Based on the foregoing, we are of the opinion that upon due exercise of the New Warrants and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the New Warrants, the Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DPL/JBE